EXHIBIT 99

CRT PROPERTIES, INC.

225 NE Mizner Blvd., Suite 200
Boca Raton, Florida 33432

Contact:
Thomas C. Brockwell
Executive Vice President
CRT Properties, Inc.
(561) 395-9666

NEWS

CRT Properties, Inc. Announces Dividend on Preferred Stock

BOCA RATON, Fla.—(BUSINESS WIRE)—February 17, 2005—CRT Properties, Inc. (NYSE:CRO) announced today that its Board of Directors declared a dividend of $0.53125 per the Company’s 8 1/2% Series A Cumulative Redeemable Preferred shares to be paid on March 15, 2005 to shareholders of record on March 1, 2005. This dividend covers the quarter beginning December 15, 2004 through March 14, 2005.

About CRT Properties, Inc.

CRT Properties, Inc. owns or has interests in 137 office buildings, containing 11.7 million rentable square feet, primarily located in 21 suburban office projects and three urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland. For more information about CRT Properties, Inc., contact its website at http://www.crtproperties.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT: CRT Properties, Inc. Thomas C. Brockwell, 561-395-9666

SOURCE: CRT Properties, Inc.

Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The forward-looking statements contained in this release, including those that refer to management’s plans and expectations for future operations, prospects and financial condition, are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of CRT Properties, Inc. Among the factors that could affect the Company’s actual results are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space at current or anticipated rents to creditworthy tenants; changes in interest rates; future demand for its debt and equity securities; and its ability to complete current and future development projects on schedule and on budget. A more detailed discussion of these and other factors is set forth in the “Risk Factors” section of the Company’s SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2003. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.